Consent of Independent Registered Public Accounting Firm

The Board of Directors
SkyBridge G II Fund, LLC:

We consent to the use of our report dated May 29, 2015, for SkyBridge G II Fund LLC, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

New York, New York
June 5, 2015